Exhibit 23.1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No 2. to Registration Statement No. 333-115029 of Internet Commerce Corporation on Form S-3 of our report dated October 27, 2003 (June 18, 2004 as to Note 14) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's adoption of the provisions of Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets," effective August 1, 2001), appearing in the Current Report on Form 8-K of Internet Commerce Corporation dated August 19, 2004, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ Deloitte & Touche LLP
New York, New York
August 19, 2004